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                                                                       EXHIBIT 8



                                 SHUTTS & BOWEN
                               1500 Miami Center
                          201 South Biscayne Boulevard
                             Miami, Florida  33131



                                 July 27, 1994


Beach One Financial Services, Inc.
755 Beachland Boulevard
Vero Beach, Florida  32964

     RE: AGREEMENT AND PLAN OF REORGANIZATION, DATED DECEMBER 20, 1993, AS AMENDED, BETWEEN NORTHERN TRUST CORPORATION AND BEACH ONE FINANCIAL SERVICES, INC.
          -------------------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel for Beach One Financial Services, Inc., a Florida corporation ("Beach One"), in connection with the proposed merger of Beach One with and into Northern Trust of Florida Corporation, a Florida corporation ("NT-Florida"), pursuant to the terms of the above-referenced agreement (the "Agreement"). NT-Florida is a wholly owned subsidiary of Northern Trust Corporation, a Delaware corporation ("NTC"). Unless otherwise defined herein, all capitalized terms shall have the respective meanings set forth in the Agreement.

          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, including, but not limited to, the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and applicable judicial and administrative interpretations thereof, existing as of the day hereof, any of which is subject to change at any time. We have also made the following factual assumptions:

          1. The Merger will be consummated in accordance with the terms of the Agreement.

          2. The representations and warranties of the parties under the Agreement will be true and correct in all material respects as of the effective date of the Merger.

          3. As of the effective date of the Merger, NTC will own all of the issued and

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Beach One Financial Services, Inc.
July 27, 1994
Page 2


outstanding shares of the stock of NT-Florida, and neither NTC nor NT-Florida will have any plan or intention to issue additional shares of stock of NT-Florida.

          4. As of the effective date of the Merger, NTC will have no plan or intention to reacquire any of the NTC Common Stock to be issued in the Merger.

          5. As of the effective date of the Merger, NTC will have no plan or intention to liquidate NT-Florida, to merge NT-Florida with and into another corporation, to sell or otherwise dispose of the stock of NT-Florida or to cause NT-Florida to sell or otherwise dispose of any of the operating assets of Beach One acquired in the Merger, except for dispositions in the ordinary course of business.

          6. As of the effective date of the Merger, the shareholders of Beach One will have no plan or intention to sell, exchange or otherwise dispose of more than fifty percent (50%) of the shares of NTC Common Stock to be received in the Merger.

          Based upon the foregoing assumptions, and in reliance upon the matters set forth above, and subject to the exceptions and qualifications contained herein, we are of the opinion that, for federal income tax purposes:

          1.   The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, and each of NTC, Beach One and NT-Florida will be a party to a reorganization within the meaning of Section 368(b) of the Code.

          2. No gain or loss will be recognized by Beach One upon the transfer of its assets to, and the assumption of its liabilities by, NT-Florida in the Merger.

          3. No gain or loss will be recognized by the shareholders of Beach One upon the receipt solely of NTC Common Stock in the Merger in exchange for their shares of Beach One Common Stock.

          4. The aggregate tax basis in the shares of NTC Common Stock to be received in the Merger by each of the shareholders of Beach One will be the same as such shareholder's aggregate tax basis in the shares of Beach One Common Stock surrendered in exchange therefor.

          5. The holding period in respect of the shares of NTC Common Stock to be received in the Merger by each of the shareholders of Beach One will include such shareholder's holding period in respect of the shares of Beach One Common Stock surrendered in exchange therefor, provided that the shares of Beach One Common Stock shall have been held by such shareholder as a capital asset at the time of the Merger.

          6. The payment of cash to shareholders of Beach One in lieu of fractional shares of NTC Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then redeemed by NTC. These cash payments will be treated as having been received as a distribution in redemption of the fractional shares subject to the conditions and limitations of
Section 302 of the Code.  If a fractional share of NTC Common Stock would
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Beach One Financial Services, Inc.
July 27, 1994
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constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss would be characterized as a capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

          7. A shareholder of Beach One who perfects such shareholder's statutory right to dissent from the Merger and who receives solely cash in exchange for the shares of Beach One Common Stock held by such shareholder will be treated as having received such cash payment as a distribution in redemption of such shares, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former shareholder of Beach One does not actually or constructively own any Beach One Common Stock, the redemption will constitute a complete termination of interest and will be treated as a distribution in exchange for such shares of Beach One Common Stock.

          This opinion is subject to the following additional assumptions and qualifications:

          a. This opinion is specifically limited to applicable federal income tax laws in effect as of the day hereof.

          b. We undertake no responsibility to advise you of any changes in the federal income tax law or as to any events that may occur or as to any amendment of any of the documents referred to herein, after the day hereof, that may alter the scope or substance of this opinion.

          This opinion is being furnished to you solely in connection with the Merger and is solely for your benefit. Accordingly, without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any reported document or otherwise referred to or circulated in connection with any transaction other than the Merger. Notwithstanding the foregoing, we hereby consent to the inclusion of this opinion in the Registration Statement on Form S-4 to be filed by NTC with the Securities and Exchange Commission to register 1,701,515 shares of NTC Common Stock which may be issued in the Merger and to the reference to this firm under the caption "Legal Opinions" in the prospectus comprising part of such registration statement.

                                           Sincerely yours,


                                           SHUTTS & BOWEN